Filed Pursuant to Rule 424(b)(3)

Registration No. 333-158478

MACQUARIE CNL GLOBAL INCOME TRUST, INC.

STICKER SUPPLEMENT DATED AUGUST 13, 2010

TO PROSPECTUS DATED APRIL 23, 2010

This sticker supplement is part of, and should be read in conjunction with, our prospectus dated April 23, 2010. This sticker supplement replaces all prior sticker supplements to the prospectus. Capitalized terms used in this sticker supplement have the same meaning as in the prospectus unless otherwise defined herein. The terms “we,” “our,” “us” and “Macquarie CNL Global Income Trust” include Macquarie CNL Global Income Trust, Inc. and its subsidiaries.

This information is presented as of August 13, 2010.

RECENT DEVELOPMENTS

Changes in Certain Fees to be Paid to Our Advisor

On August 12, 2010, we amended the Advisory Agreement with our advisor and entered into a second amended and restated advisory agreement for the purpose of restructuring fees to be paid to our advisor for certain services. The Advisory Agreement, as now amended, reduced the Investment Services Fee to be paid to our advisor from (i) 3% to 1.85% of the purchase price or the amount invested in the case of real properties and (ii) 2% to 1.85% of the funds advanced for loans or the amount invested in the case of other Assets, except real properties or securities, for services in connection with the selection, evaluation, structure and purchase of Assets. As previously provided in the Advisory Agreement, no Investment Services Fee shall be paid to our advisor in connection with our purchase of investments that are securities.

The Advisory Agreement, as now amended, also changed the Disposition Fee from 3% to 1% in the case of the sale of real properties and certain other Assets. If our advisor, its affiliates or related parties provide a substantial amount of services in connection with the sale of one or more Assets (including the sale of all of our Assets or the sale of our Company or a portion thereof), we will pay our advisor, its affiliates or related parties a Disposition Fee in an amount equal to (i) in the case of the sale of real property, the lesser of (A) one-half of a competitive real estate commission or (B) 1% of the sales price of such property or properties, (ii) in the case of the sale of any Asset other than real property, loans or securities investments, 1% of the sales price of such Asset. The Disposition Fee in the case of the sale of any loan remains at 1% of the contract price of such loan. As previously provided in the Advisory Agreement, no Disposition Fee shall be paid to our advisor in connection with our disposition of investments that are securities; however, we may pay usual and customary brokerage fees to an affiliate or related party of our advisor, if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold.

Further, the Advisory Agreement, as now amended, reduced from 8% to 6% the Priority Return that must be paid to investors before we may pay our advisor as Incentive Fees the Subordinated Share of Net Sales Proceeds from a sale of all or a portion of our Assets, the Subordinated Incentive Fee payable upon a Liquidity Event and the Performance Fee payable upon the occurrence of a Liquidity Event or one or more sales of assets subsequent to the termination or non-renewal of the Advisory Agreement.

In addition, the Advisory Agreement, as now amended, provides that we will pay our advisor for services rendered in connection with the refinancing of any debt obligations of the Company or any of its subsidiaries a Financing Coordination Fee equal to 1% of the gross amount of any such refinancing. Such Financing Coordination Fees are included in Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

In connection with our entering into the Second Amended and Restated Advisory Agreement, our Board approved a second amendment and restatement of our articles of incorporation pursuant to Section 2-603 of the MGCL which will be filed with the Maryland Department of Assessments and Taxation on August 13, 2010.

Distribution Policy

The following information describes the declaration of distributions by our board of directors and should be read in conjunction with the “PROSPECTUS SUMMARY — Our Distribution Policy” section beginning on page 16 of the prospectus and all similar information appearing throughout the prospectus, including the “DISTRIBUTION POLICY” section commencing on page 144 of the prospectus and as replaced and superseded below.

On May 25, 2010, our board of directors authorized a daily distribution of $0.0017808 per share of common stock to all common stockholders of record as of the close of business on each day commencing on the day after the date we meet the minimum offering requirements in connection with our initial public offering of common stock and ending on the last day of the calendar month in which the minimum offering requirements are met (the “Initial Calendar Month”). Distributions for both the Initial Calendar Month and the following calendar month will be aggregated and paid in the next subsequent month. Thereafter, at the end of each subsequent calendar month, that month’s distributions will be aggregated and paid in the following month. Distributions will be calculated based on the number of days each stockholder has been a stockholder of record in that month. The daily distribution of $0.0017808 is calculated based on a 365 days calendar year and is equal to an annualized distribution rate of 6.5%, assuming a purchase price of $10.00 per share. Our board of directors intends to evaluate our distribution policy on a quarterly basis.

Some or all of these distributions may be paid by the Company from sources other than cash flow from operations, such as cash flows from financing activities, which may include borrowings, cash resulting from a waiver or deferral of fees, and proceeds of the Company’s initial public offering. Distributions for stockholders participating in the Company’s Distribution Reinvestment Plan will be reinvested into shares of the Company on the date such distributions are paid.

Our board approved a second amendment and restatement of our articles of incorporation pursuant to Section 2-603 of the MGCL which is being filed with the Secretary of State of Maryland on August 13, 2010, which clarified that we may distribute our own securities in lieu of making cash distribution to stockholders.

The following information supersedes and replaces in full the second paragraph under “PROSPECTUS SUMMARY — Our Distribution Policy” on page 17 of the prospectus.

Once we begin paying distributions, we intend to declare them daily and pay them on a monthly basis to our stockholders. Our board of directors will determine the amount of each distribution and whether the distribution will be in cash or other property, which may include our own securities. The amount of each distribution generally will be based upon such factors as the amount of cash available for distribution, current and projected cash requirements, tax considerations and other factors. Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes.

The following information supersedes and replaces in full the “DISTRIBUTION POLICY” on page 144 of the prospectus.

DISTRIBUTION POLICY

We make distributions to stockholders pursuant to the provisions of our articles of incorporation, which allow us to make distributions of cash or other property, which may include our own securities. Once our board of directors has begun to declare distributions, we intend to declare distributions daily and pay distributions to our stockholders on a monthly basis provided that our board of directors determines we have, or anticipate having, sufficient cash available to do so. The amount or basis of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a number of factors, including expected and actual net cash flow from operations or FFO for the year, our financial condition, a balanced analysis of value creation reflective of both current and expected long-term stabilized cash flows from our properties, our objective of qualifying as a REIT for U.S. federal income tax purposes, the actual operating results of each month, economic conditions, other operating trends, capital requirements and avoidance of volatility of distributions.

We are required to distribute at least 90% of our taxable income to qualify as a REIT, and maintain our REIT qualification, for tax purposes. See “Federal Income Tax Considerations — Operational Requirements — Annual Distribution Requirement.” We expect to have little, if any, cash flow from operations or FFO available for distribution until we make substantial investments. Therefore, until such time as we have sufficient cash flow from operations or FFO to fund fully the payment of distributions therefrom, some or all of our distributions may be paid from other sources, such as from cash flows generated by financing activities, a component of which includes borrowings, whether secured by our assets or unsecured, and the proceeds of this offering. We have not established any limit on the extent to which we may use borrowings or proceeds of this offering to pay distributions. Our advisor, its affiliates or related parties also may advance cash to us or waive Asset Management Fees to provide us with additional cash, although they are not required to do so. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income and cash flow earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support distributions at the rate that such distributions are paid in any particular distribution period. See “Risk Factors — Company Related Risks.” There can be no assurance that we will be able to achieve expected cash flows necessary to pay distributions or maintain distributions at any particular level, or that distributions will increase over time.

We may distribute our own securities in lieu of making cash distributions to stockholders. We may issue securities as stock dividends in the future.

The Advisory Agreement, as now amended, contains this clarifying language.

PROSPECTUS SUMMARY

Compensation of Our Advisor and Affiliates

The following updates the discussions in the section entitled “PROSPECTUS SUMMARY — Compensation of Our Advisor and Affiliates,” commencing on page 11 of the prospectus, regarding fees payable in the acquisition of properties, and making loans or other real estate-related investments to reflect a reduction in certain acquisition fees payable to our advisor, its affiliates and related parties, and to add a refinancing fee. The following also includes updates to the discussions regarding fees payable in connection with sales, liquidation or other significant events to reflect a reduction in the disposition fee payable to our advisor, its affiliates and related parties and a lowering of the priority return payable to investors before the advisor may be paid a subordinated share of net sales proceeds from the sale of assets or a subordinated incentive fee.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
Fees Paid in Connection with the Acquisition of Properties, and Making Loans or Other Real Estate-Related Investments

Investment services fee to our advisor on the purchase price of assets

1.85% of the purchase price of real properties, the funds advanced for loans or the amount invested in the case of other assets (except securities) for services in connection with the selection, evaluation, structure and purchase of assets. No investment services fee will be paid to our advisor in connection with our purchase of securities.

Amount is not determinable at this time but is estimated to be $20.480 million (assuming no debt financing to purchase assets) and approximately $77.218 million (assuming debt financing equals 75% of our total assets)

Other acquisition fees to our advisor, its affiliates and related parties

Fees that are usual and customary for comparable services in connection with the financing of a property or the acquisition of securities. Such fees are in addition to the investment services fees (described above). We may pay a brokerage fee that is usual and customary to an affiliate or related party of our advisor in connection with our purchase of securities if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being acquired. Payment of such fees will be subject to approval of our board of directors, including a majority of our independent directors.

Amount is not determinable at this time

Reimbursement of acquisition expenses to our advisor, its affiliates and related parties	Actual expenses incurred in connection with the selection and purchase of properties and making loans or other real estate-related investments.

Amount is not determinable at this time but is estimated to be 0.50% of the purchase price of the assets, or $6.512 million (assuming no debt financing) and approximately $24.553 million (assuming debt financing equal to 75% of our total assets)

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
Fees Paid in Connection with Our Operations

Asset management fee to our advisor	We will pay our advisor a monthly asset management fee in an amount equal to 0.08334% of the real estate asset value (the greater of the amount actually paid for the purchase of real property, or the most recently obtained appraised value of the real property that may have been obtained by us to provide valuations to certain ERISA plan stockholders, exclusive of acquisition fees and acquisition expenses) of our properties, including our proportionate share of those properties owned in joint ventures, and of the outstanding principal amount of any loans made, and an amount equal to 0.1042% of the book value of securities, as of the end of the preceding month.	Amount is not determinable at this time

Fees to our property manager	We, or our subsidiary property owners, will pay our property manager property management fees in an amount up to 4.5% of the gross revenues for management of our properties. This fee may be increased, subject to the approval of a majority of our independent directors, for certain properties, such as in connection with higher market fees payable with respect to properties located outside of the United States. In the event our property manager (through one of our sub-property managers) contracts with a third-party property manager in respect of a property, the management fees for such third-party property manager will be paid by our property manager. In addition, if our property manager provides leasing services with respect to a property, we, or our subsidiary property owners, will pay the property manager leasing fees equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the applicable property. Our property manager also will be paid a project management fee equal to 5% of the total hard and soft costs for managing tenant and capital improvements. We, or our subsidiary property owners, will reimburse our property manager for the costs and expenses incurred on our behalf to the extent included in the annual business plan for a property, or as we may otherwise agree. Such costs and expenses may include the wages and salaries and other employee-related expenses of all on-site employees of our property manager or its subcontractors who are engaged in the operation, management or maintenance of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties.	Amount is not determinable at this time

Financing coordination fee to our advisor	If our advisor provides services in connection with the refinancing of any debt obligations of the Company or any of our subsidiaries, we will pay our advisor a financing coordination fee equal to 1% of the gross amount of such refinancing, subject to certain limitations.	Amount is not determinable at this time because this fee is based on a fixed percentage of any debt refinancing.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
Service Fee to CNL Capital Markets Corp.	We will pay CNL Capital Markets Corp., an affiliate of CNL, an initial setup fee and an annual maintenance fee of $4.57 and $19.20, respectively, per investor for providing certain administrative services to us.	Amount is not determinable at this time as actual amounts are dependent on the number of investors

Reimbursement to our advisor, its affiliates and related parties for total operating expenses	We will reimburse our advisor, its affiliates and related parties for actual total operating expenses incurred (which, in general, are those expenses relating to our administration on an on-going basis). To the extent that total operating expenses payable or reimbursable by us in any four consecutive fiscal quarters (an “expense year”), commencing with the fourth full quarter following the effective date of this offering exceeds the greater of 2% of average invested assets or 25% of net income (as defined in our articles of incorporation), our advisor is required to reimburse us within 60 days after the end of the expense year the amount by which the total operating expenses paid or incurred by us exceed the 2%/25% guidelines, unless a majority of our independent directors determine that such excess expenses are justified based on unusual and non-recurring factors.

Fees Paid in Connection with Sales, Liquidation or Other Significant Events

Disposition fee to our advisor, its affiliates and related parties	We will pay a disposition fee in an amount equal to (i) in the case of the sale of real property, the lesser of (A) one-half of a competitive real estate commission, or (B) 1% of the sales price of such property, (ii) in the case of the sale of any asset other than real property, loans or securities investments, 1% of the sales price of such asset other than real property, loans or securities investments, and (iii) in the case of the sale of loans, 1% of the contract price of any loan, if our advisor, its affiliates or related parties provide a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more assets (including a sale of all of our assets or the sale of our company or a portion thereof). We will not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a loan unless there is a corresponding fee paid by the borrower to us, in which case the disposition fee will be the lesser of (i) 1% of the principal amount of the loan or (ii) the amount of the fee paid by the borrower in connection with such transaction. If we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee of 1% of the contract price of such real property when sold. Even if our advisor receives a disposition fee, we may still be obligated to pay fees or commissions to another third party. However, the amount of real estate commissions or brokerage fees paid to our advisor or its affiliates, when	Amount is not determinable at this time as they are dependent upon the price at which assets are sold

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
added to the sums paid to unaffiliated parties in such a capacity, may not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) an amount equal to 6% of the sales price. We will not pay our advisor a disposition fee in connection with the sales of investments that are securities; however, we may pay a disposition fee in the form of a usual and customary brokerage fee to an affiliate or related party of our advisor, if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold.

Subordinated share of net sales proceeds payable to our advisor from the sales of assets	Upon the sale of our assets, we will pay our advisor a subordinated share of net sales proceeds equal to (i) 15% of the amount by which (A) the sum of net sales proceeds from the sale of our assets, and distributions paid to our stockholders from our inception through the measurement date, and total incentive fees, if any, previously paid to our advisor exceeds (B) the sum of the amount paid for our common stock in this offering which is outstanding (without deduction for organizational and offering expenses and less amounts paid to redeem shares under our share redemption plan) (“invested capital”) and amounts required to pay our stockholders a 6% cumulative, noncompounded annual return (the “priority return”) on invested capital, less (ii) total incentive fees, if any, previously paid to our advisor. “Incentive fees” means the subordinated share of net sales proceeds, the subordinated incentive fee and the performance fee. No subordinated share of net sales proceeds will be paid to our advisor following a listing of our shares.	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
Subordinated incentive fee payable to our advisor at such time, if any, as a liquidity event with respect to our shares occurs	Upon a listing, if any, of our common stock on a national securities exchange, or the receipt by our stockholders of cash or combination of cash and securities that are listed on a national securities exchange as a result of a merger, share acquisition or similar transaction, we will pay our advisor a subordinated incentive fee equal to (i) 15% of the amount by which (A) the sum of our market value or the market value of the listed securities received in exchange for our common stock, including any cash consideration received by our stockholders, and the total distributions paid or declared and payable to our stockholders since inception until the date of listing, and the total incentive fees, if any, previously paid to our advisor from inception to date of listing of our common stock or the effective date of our stockholders’ receipt of listed securities or cash exceeds (B) the sum of our invested capital and the total distributions required to be made to the stockholders in order to pay them the priority return from our inception through the date of listing, less (ii) total incentive fees, if any, previously paid to our advisor. We may pay such fee in cash or listed equity securities or a combination of both.	Amount is not determinable at this time

Performance fee payable to our advisor	Upon termination or non-renewal of the advisory agreement by our advisor for good reason (as defined in the advisory agreement) or by us or our operating partnership other than for cause (as defined in the advisory agreement), if a listing of our shares of common stock, or other liquidity event with respect to our shares of common stock, has not occurred, our advisor will be entitled to be paid a performance fee. The performance fee will be calculated upon a listing of our common stock on a national securities exchange or in connection with the receipt by our stockholders of cash or securities that are listed on a national securities exchange in exchange for our common stock, as a result of a merger, share acquisition or similar transaction, or a sale of any of our assets following such termination event and (i) in the event of a listing, or applicable merger, share acquisition or similar transaction, shall be calculated and paid in the same manner as the subordinated incentive fee and (ii) in the case of a sale of an asset, shall be calculated and paid in the same manner as the subordinated share of net sales proceeds, except that the amount of the performance fee payable to our advisor will be equal to the amount as calculated above multiplied by the quotient of (A) the number of days elapsed from the initial effective date of the advisory agreement through the effective date of the termination event, divided by (B) the number of days elapsed from the initial effective date of the advisory agreement through the date of listing or relevant merger, share acquisition or similar transaction, or the sales, as applicable. The performance fee will be payable in cash or listed equity securities within 30 days following the final determination of the performance fee.	Amount is not determinable at this time

Our Redemption Plan

The following information supersedes and replaces in full the first bulleted paragraph under “PROSPECTUS SUMMARY — Our Redemption Plan” on page 18 of the prospectus.

•

if we elect to redeem shares, some or all of the proceeds from the sale of shares under our distribution reinvestment plan attributable to any month may be used to redeem shares presented for redemption during such month. In addition, we may use up to $100,000 per quarter of the proceeds from any public offering for redemptions (with the unused amount of any offering proceeds available for use in future quarters to the extent not used to invest in assets or for other purposes);

Estimated Use of Proceeds

The following information supersedes and replaces in full the paragraph under “PROSPECTUS SUMMARY — Estimated Use of Proceeds” on page 18 of the prospectus.

We estimate that approximately 83.30% to 86.94% of the net offering proceeds after paying the investment services fees and other acquisition expenses, assuming the sale of the minimum offering or the sale of the maximum offering, respectively, will be used for investment in real estate, loans and other real estate-related assets and other corporate purposes. A portion of the gross offering proceeds will be used to pay selling commissions, the marketing support fee and other organizational and offering expenses.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The following supersedes and replaces in full the noted questions and answers under the heading “QUESTIONS AND ANSWERS ABOUT THIS OFFERING” which appear on pages 19 and 20 of the prospectus.

Q:	Who is Macquarie Group Limited?

A:	Macquarie Group Limited, or “Macquarie,” is a global provider of banking, financial, advisory, investment and funds management services. Macquarie’s main business focus is making returns by providing a diversified range of services to clients. Macquarie acts on behalf of institutional, corporate and retail clients and counterparties around the world.

Macquarie is listed in Australia on the Australian Securities Exchange (ASX: MQG) and is regulated by the Australian Prudential Regulation Authority, the Australian banking regulator, as the owner of Macquarie Bank Limited, an authorized deposit taker. Macquarie also owns a bank in the United Kingdom, Macquarie Bank International, which is regulated by the Financial Services Authority. Macquarie’s activities are also subject to scrutiny by other regulatory agencies around the world.

Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries. Macquarie employed over 14,600 people and had assets under management of approximately $299 billion as of March 31, 2010.

The figures noted in this “Questions and Answers about This Offering” section for each of Macquarie Group Limited, Macquarie Capital Funds and the global real estate platform of Macquarie Capital Funds and its affiliates are as of March 31, 2010 and include Macquarie DDR Trust (“MDT”) unless stated otherwise. On June 18, 2010, Macquarie sold its 50% interest in MDT’s responsible entity to EPN GP, LLC. As a part of this transaction, Macquarie will provide transitional services related to the management and administration of the trust until December 2010. Following the transaction, MDT has been renamed EDT Retail Trust.

Q:	Who is Macquarie Capital Funds?

A:

Macquarie Capital Funds is a business platform within Macquarie Capital, one of Macquarie’s five main operating groups. Macquarie Capital Funds is a leading global alternative asset manager specializing in infrastructure, real estate and private equity funds and customized accounts. Through specialist management companies, as of March 31, 2010, it manages 7 listed and 35 unlisted funds or vehicles that invest in infrastructure (including airports, toll roads, communications infrastructure, utilities and related sectors), real estate (including investments in retail, office, industrial, and commercial sectors as well as real estate development), and other sectors. Macquarie Capital Funds manages listed funds in Australia, Canada, the United States, Korea and Singapore. It manages unlisted funds in Australia, Korea, Hong Kong, India, Canada, the United States, Europe, Russia, South Africa, Mexico[1] and the United Arab Emirates. As of March 31, 2010, assets under management in these funds totaled approximately $88 billion.

Included within Macquarie Capital Funds is a global real estate business platform made up of Macquarie subsidiaries (some of which are regulated in jurisdictions where they provide services) and professionals primarily focused on the creation and management of unlisted real estate funds and real estate joint ventures in Australia, Asia, North America and Europe. The real estate service capabilities of Macquarie Capital Funds and its affiliates include portfolio and asset management, development related services, due diligence, investment advisory services, financing and capital management, and investor relations. As of March 31, 2010, Macquarie Capital Funds and its affiliates managed a global real estate portfolio with assets valued over $6 billion. After giving effect to the sale of Macquarie’s ownership in the manager of Macquarie DDR Trust, Macquarie Capital Funds and its affiliates managed a global real estate portfolio with assets valued over $5 billion as of March 31, 2010.

[1]	Macquarie Mexican Infrastructure Fund is comprised of parallel listed and unlisted vehicles.

On July 2, 2010, Macquarie Group announced changes to some of its operating groups. As part of these changes, Macquarie Capital Funds will separate from Macquarie Capital, subject to Australian regulatory approval. Macquarie Capital Funds, which specializes in global infrastructure and real estate funds, will become a division of Macquarie Funds Group, called Macquarie Funds Direct.

Q:	Why are Macquarie Capital Funds Inc. and CNL Financial Group, LLC jointly sponsoring this offering?

A:	Macquarie Capital Funds Inc. and CNL Financial Group, LLC believe they bring strong complementary skills to the sponsorship of our company. CNL has a 35-year track record of forming and acquiring real estate businesses in the United States. Macquarie Real Estate Advisory Services LLC is an affiliate of Macquarie Capital Funds. As of March 31, 2010, Macquarie Capital Funds and its affiliates managed a global real estate portfolio with assets under management valued over $6 billion. After giving effect to the sale of Macquarie’s ownership in the manager of Macquarie DDR Trust, Macquarie Capital Funds and its affiliates managed a global real estate portfolio with assets valued over $5 billion as of March 31, 2010.

The following supersedes and replaces in full the noted questions and answers under the heading “QUESTIONS AND ANSWERS ABOUT THIS OFFERING” on page 24 of the prospectus.

Q:	What will we do with the money raised in this offering?

A:	Depending primarily on the number of shares sold in this offering, we estimate that approximately 83.30% to 86.94% of the net offering proceeds after paying investment services fees and other acquisition fees, assuming the sale of the minimum offering or the sale of the maximum offering, respectively, will be used to invest in real estate, loans and other real estate-related assets, and other corporate purposes, including the repurchase of shares of our common stock under our redemption plan. The remainder of the offering proceeds will be used to pay selling commissions, the marketing support fee and other organizational and offering expenses. Pending the acquisition of properties or other real estate-related assets, we intend to invest the funds in short-term certificates of deposit issued by a bank, short-term securities directly or indirectly issued or guaranteed by the U.S. government or other short-term, highly liquid investments with appropriate safety of principal. These investments are expected to provide a lower internal rate of return than we seek to achieve from our intended investments.

The following replaces in its entirety the section of the prospectus entitled “ESTIMATED USE OF PROCEEDS” which commences on page 58 of the prospectus.

ESTIMATED USE OF PROCEEDS

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell:

•

the Minimum Offering of $2,000,000, of which no shares are sold through our Distribution Reinvestment Plan, which is the plan pursuant to which our stockholders may elect to have the full amount of their cash distributions reinvested in additional shares of our common stock;

•	approximately one-half of the maximum offering, of which 2.5% are sold through our Distribution Reinvestment Plan;

•	the maximum offering, of which 2.5% are sold through our Distribution Reinvestment Plan; and

•	the maximum offering, of which no shares are sold through our Distribution Reinvestment Plan.

The estimates and the amounts set forth below represent our best estimate of our intended sales proceeds; however, this is a best efforts offering so there is no guarantee as to the amount of shares that we will sell. In addition, we reserve the right to reallocate shares we are offering between the primary offering and our Distribution Reinvestment Plan. Depending primarily on the number of shares sold in this offering, we estimate that approximately 85.00% to 88.74% of the Gross Proceeds will be used for investment, the payment of Investment Services Fees and Acquisition Expenses or other corporate purposes. “Gross Proceeds” means the purchase price of all Equity Shares sold for our account through all offerings, without deduction for Organizational and Offering Expenses or volume or other discounts. For the purpose of computing Gross Proceeds, the purchase price of any Equity Share for which reduced or no selling commissions or marketing support fees are paid to our Managing Dealer or a participating broker shall be deemed to be the full amount of the offering price per Equity Share pursuant to the prospectus for such offering, with the exception of Equity Shares purchased pursuant to our Distribution Reinvestment Plan, which will be factored into the calculation using their actual purchase price. The remainder of offering proceeds is expected to be used to pay selling commissions, the marketing support fee and other Organizational and Offering Expenses. The amount available for investment will be less to the extent that we use offering proceeds, including proceeds from our Distribution Reinvestment Plan, to fund redemptions under our Redemption Plan (which is our redemption plan designed to provide our eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us prior to the Listing of our shares, if any) pay distributions, repay debt, pay operating expenses or establish reserves. While we believe the estimated use of proceeds set forth below is reasonable, you should view this table only as an estimate of the use of proceeds that may be achieved.

	Assuming Sale of Minimum Offering		Assuming Sale of 75 Million Shares		Assuming Sale of Maximum Offering		Assuming Sale of Maximum Offering
Percentage of shares sold pursuant to our Distribution Reinvestment Plan(1)	0%		2.5%		2.5%		0%
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
GROSS PROCEEDS(2)	$2,000,000	100.00%	$749,062,500	100.00%	$1,498,125,000	100.00%	$1,500,000,000	100.00%

Less:
Selling Commissions and Marketing Support Fee(2)(3)	200,000	10.00%	73,125,000	9.76%	146,250,000	9.76%	150,000,000	10.00%
Other Organizational and Offering Expenses(3)	100,000	5.00%	14,981,250	2.00%	22,471,875	1.50%	22,500,000	1.50%

NET OFFERING PROCEEDS	1,700,000	85.00%	660,956,250	88.24%	1,329,403,125	88.74%	1,327,500,000	88.50%
Less:
Investment Services Fees(4)(6)	26,000	1.30%	10,183,000	1.36%	20,480,000	1.37%	20,451,000	1.37%
Acquisition Expenses(5)(6)	8,000	0.40%	3,238,000	0.43%	6,512,000	0.43%	6,503,000	0.43%
Initial Working Capital Reserve(7)	—	—	—	—	—	—	—	—

AMOUNT AVAILABLE FOR INVESTMENT(8)(9)	$1,666,000	83.30%	$647,535,250	86.45%	$1,302,411,125	86.94%	$1,300,546,000	86.70%

(1)	Although we expect to sell 2.5% of the shares in this offering pursuant to our Distribution Reinvestment Plan, this table also illustrates the proceeds that would result should no shares be sold through our Distribution Reinvestment Plan in the case of a Minimum Offering and a maximum offering.

(2)

We will pay selling commissions and the marketing support fee to our Managing Dealer as shares are sold in accordance with the terms of the Managing Dealer Agreement. Our Managing Dealer intends to engage unrelated, third-party participating brokers in connection with the sale of the shares of this offering. In connection therewith, our Managing Dealer will pay such participating brokers up to 7% and up to 3% of the Gross Proceeds from the sale of shares by such participating brokers as selling commissions and a marketing support fee, respectively. See the section of the prospectus entitled “Plan of Distribution” for a description of the circumstances under which selling commissions and the marketing support fee may be reduced in connection with certain purchases including, but not limited to, purchases by investors that are clients of a registered investment advisor, registered representatives or principals of our Managing Dealer or participating brokers, and our advisor, its affiliates, managers, officers and employees. A portion of the selling commissions will be reduced in connection with volume purchases, and will be reflected by a corresponding reduction in the per share purchase price. Selling commissions and the marketing support fee will not be paid in connection with the purchase of shares pursuant to our Distribution Reinvestment Plan.

(3)	Estimated other Organizational and Offering Expenses presented in this table means any and all costs and expenses, excluding selling commissions and the marketing support fee which are presented separately in this table, incurred by us or any of our affiliates in connection with our formation, qualification and registration, and the marketing and distribution of our shares in this offering, including, without limitation, the following: legal, accounting and escrow fees; due diligence expenses, printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of our shares under federal and state laws. Pursuant to FINRA, Organizational and Offering Expenses (which includes selling commissions and the marketing support fee) paid by us may not exceed 15% of Gross Proceeds of the primary offering. Therefore, the estimated Organizational and Offering Expenses (including selling commissions and the marketing support fee) for the Minimum Offering assumes the maximum amount that could be paid within the 15% limitation.

(4)	For purposes of estimating the Investment Services Fee, we are assuming the proceeds of this offering are used to acquire assets the composition of which is 70% real properties, 15% loans and 15% real estate-related securities and other assets. The Investment Services Fees reflected in this table are calculated by multiplying the purchase price of real properties and loans by 1.85% and the purchase price of securities by 0%. For purposes of this table, we have assumed that no debt financing is used to acquire our investments; however, it is our intent to leverage our investments with debt. Our board of directors has adopted a policy generally to limit our aggregate borrowing to approximately 75% of the value of our assets once we have ceased raising capital under this offering or any subsequent primary offering and invested substantially all of our capital. Our intent is to target our aggregate borrowings to between 30% to 60% of the aggregate value of our assets once we own a seasoned and stable asset portfolio. The Investment Services Fee means the fee that our advisor will receive as compensation for services rendered in connection with the selection, evaluation, structure and purchase of real properties, or Permitted Investments that are not securities, or the making or acquisition of loans that are not securities, a fee in the amount of (i) with respect to each (A) real property acquired directly by us or our Operating Partnership, 1.85% of the contract purchase price of such asset, or (B) loan or Permitted Investment that is not real property or a security acquired or made directly by us or our Operating Partnership, 1.85% of the amount invested, and (ii) with respect to each (A) real property acquired indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the contract purchase price of such asset multiplied by our or our Operating Partnership’s percentage equity interest in such affiliates or joint ventures, or (B) loan or Permitted Investment that is not real property or a security acquired or made indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the amount of the investment multiplied by our or our Operating Partnership’s percentage equity interest in such affiliates or joint ventures. Such fees shall be paid to our advisor as we or our Operating Partnership closes on the acquisition of such asset. Notwithstanding the foregoing, no Investment Services Fee shall be paid to the advisor in connection with the purchase by us or our Operating Partnership of real estate-related securities that are securities, Permitted Investments that are securities or loans that are securities. In the case of a development or construction project, upon completion of the project, our advisor shall determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, our advisor will pay or invoice us for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of amounts expended on such development or construction project.

(5)	Represents Acquisition Expenses that are neither reimbursed to us nor included in the purchase price of the properties. Acquisition Expenses means any and all expenses, exclusive of Acquisition Fees, incurred by us, our Operating Partnership, our advisor, or any of the affiliates in connection with the selection, acquisition, development or construction of any investment, including any real property, real estate-related securities, loans or Permitted Investments (which means all investments that are permitted to be made by a REIT under the Code), whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence. For purposes of this table, we have estimated that the third-party costs will average 0.5% of the contract purchase price of properties or other investments and assumed that we will not use debt financing to acquire our investments.

(6)	Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees and Acquisition Expenses must be reasonable and may not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of our board of directors, including a majority of our Independent Directors, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any of our affiliates, our Operating Partnership or our advisor) in connection with the selection, evaluation, structure, purchase, development or construction of real property or with making or investing in loans, real estate-related securities or Permitted Investments, including, real estate commissions, selection fees, Investment Services Fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. Excluded are development fees and construction fees paid to any Person not affiliated with our advisor in connection with the actual development and construction of a project. “Real Estate Asset Value” means the value of real properties wholly owned by us, our Operating Partnership and/or any of our respective subsidiaries, determined on the basis of cost (before non-cash reserves and depreciation), plus, in the case of real properties owned by any joint venture or partnership in which we, our Operating Partnership and/or any of our subsidiaries is the co-venturer or partner, our, the Operating Partnership’s or such subsidiary’s, as applicable, proportionate share of the value of such real properties determined on the basis of cost (before non-cash reserves and depreciation); provided, however, that during periods in which the board of directors is determining on a regular basis the current value of our net assets for purposes of enabling fiduciaries of employee benefit plan stockholders to comply with applicable Department of Labor reporting requirements, the “Real Estate Asset Value” will be equal to the greater of (i) the amount determined pursuant to the foregoing or (ii) the most recent aggregate valuation of the real properties established by the most recent independent valuation reports (before non-cash reserves and depreciation). For the purpose of the foregoing, the cost basis of a real property shall include the original contract price thereof plus any capital improvements made thereto, exclusive of Acquisition Fees and Acquisition Expenses.

(7)	Estimates for initial working capital reserves and reserves for initial and/or ongoing capital improvements will be established on a property-by-property basis at the time a property is acquired and as required by a lender. Such reserves may be funded from proceeds from this offering, debt proceeds, cash from operations and/or other sources of cash available to us. In addition to reserves for capital improvements, we may establish reserves for other purposes from offering proceeds, operating funds, and the available proceeds of any sales of our assets.

(8)	Although a substantial majority of the amount available for investment presented in this table is expected to be invested in properties or used to make or invest in loans or other real estate-related investments, we may use a portion of such amount (i) to repay debt incurred in connection with property acquisitions or other investment activities; (ii) to establish reserves; or (iii) for other corporate purposes, including, but not limited to, payment of distributions to stockholders or payments of offering expenses in connection with future offerings pending the receipt of offering proceeds from such offerings, provided that these Organizational and Offering Expenses may not exceed the limitation of Organizational and Offering Expenses pursuant to our articles of incorporation and FINRA rules. In addition, we may use up to 100% of the proceeds from our Distribution Reinvestment Plan and $100,000 per calendar quarter of offering proceeds from our primary offering for redemptions of shares. See the section of the prospectus entitled “Summary of Redemption Plan.”

(9)	Until the proceeds from this offering are invested and generating operating cash flow or funds from operations sufficient to make distributions to our stockholders, we may determine not to pay distributions or to pay some or all of our distributions from other sources, including from the proceeds of this offering. We have not established any limit on the extent to which we may use proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level.

Until proceeds are required to be invested or used for other purposes, we expect to invest such amounts in short-term, highly liquid investments with appropriate safety of principal, including, but not limited to, government obligations, bank certificates of deposit, short-term debt obligations and interest bearing accounts.

MANAGEMENT COMPENSATION

The following updates the discussions in the section entitled “MANAGEMENT COMPENSATION” commencing on page 62 of the prospectus, regarding fees payable in the acquisition of properties, and making loans or other real estate-related investments to reflect a reduction in certain acquisition fees payable our advisor, its affiliates and related parties, and to add a refinancing fee. The following also includes updates to the discussions regarding fees payable in connection with sales, liquidation or other significant events to reflect a reduction in the disposition fee payable to our advisor, its affiliates and related parties and a lowering of the priority return payable to investors before the advisor may be paid a subordinated share of net sales proceeds from the sale of asset or a subordinated incentive fee.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
Fees Paid in Connection with the Acquisition of Properties, and Making Loans or Other Real Estate- Related Investments

Investment Services Fee to our advisor on the purchase price of Assets(4)	We will pay our advisor 1.85% of the purchase price of real properties, the funds advanced for loans or the amount invested in the case of other Assets (except securities) for services in connection with the selection, evaluation, structure and purchase of Assets. No Investment Services Fee will be paid to our advisor in connection with our purchase of securities.	Amount is not determinable at this time but is estimated to be $20.480 million (assuming no debt financing to purchase Assets) and approximately $77.218 million (assuming debt financing equal to 75% of our total Assets)

Other Acquisition Fees to our advisor, its affiliates and related parties(4)	We may pay our advisor, its affiliates and related parties fees that are usual and customary for comparable services in connection with the financing of a property or the acquisition or disposition of securities. Such fees are in addition to the Investment Services Fee (described above). We may pay a brokerage fee that is usual and customary to an affiliate or related party of our advisor in connection with our purchase of securities if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being acquired.	Amount is not determinable at this time

Reimbursement of Acquisition Expenses to our advisor, its affiliates and related parties(4)

We will reimburse our advisor, its affiliates and related parties for actual expenses incurred in connection with the selection and purchase of properties and making loans or other real estate-related investments, whether or not acquired. Acquisition Expenses may include, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

Pursuant to our articles of incorporation, the total of all Acquisition Fees (which includes the Investment Services Fee)

Amount is not determinable at this time but is estimated to be 0.50% of the purchase price of Assets, or $6.512 million (assuming no debt financing) and approximately $24.553 million (assuming debt financing equal to 75% of our total Assets)

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
and any Acquisition Expenses must be reasonable and may not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan or other asset, 6% of the funds advanced or invested respectively, unless a majority of our board of directors, including a majority of our Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees will be reduced to the extent that, and if necessary to limit, the total compensation paid to all Persons involved in the acquisition of any property or the making or acquisition of any loan or other real estate-related investment to the amount customarily charged in an arm’s-length transaction by other Persons or entities rendering similar services in the same geographical location and for comparable types of Assets, and to the extent that other Acquisition Fees, finders’ fees, real estate commission, or other similar fees or commissions are paid by any Person in connection with the transaction.

Fees Paid in Connection with Our Operations

Asset Management Fee to our advisor(4)	We will pay our advisor a monthly Asset Management Fee in an amount equal to 0.08334% of the Real Estate Asset Value of our properties, including our proportionate share of those properties owned in joint ventures, and on the outstanding principal amount of any loans made, plus an amount equal to 0.1042% on the book value of real estate-related securities and other securities, in each case as of the end of the preceding month. See footnote (5) in the “Estimated Use of Proceeds” section or the Glossary for definition of “Real Estate Asset Value.” All or any portion of the Asset Management Fee not paid as to any fiscal year may be deferred without interest and may be paid in such other fiscal year as our advisor determines, subject to any applicable limits in the year in question.	Amount is not determinable at this time as the amount will depend upon, among other things, the cost of the properties and the amount invested in loans and securities

Fees to our property manager(5)	We, or our subsidiary property owners, will pay our property manager property management fees in an amount up to 4.5% of the gross revenues for management of our properties. This fee may be increased, subject to the approval of a majority of our Independent Directors, for certain properties, such as in connection with higher market fees payable with respect to properties located outside of the United States. In the event our property manager (through one of our sub-property managers) contracts with a third-party property manager in respect of a property, the management fees for such third-party property manager will be paid by our property manager. In addition to the property management fee, if our property manager provides leasing services with respect to a property, we, or our subsidiary property owners, will pay the property manager leasing fees in an amount equal to the leasing fees charged by unaffiliated Persons rendering comparable services	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
in the same geographic location of the
applicable property. We, or our
subsidiary property owners, will also pay
our property manager a project
management fee equal to 5% of hard and
soft costs for managing tenant and capital
improvements. Our property manager
will be reimbursed for the costs and
expenses incurred by our property
manager on our behalf to the extent
included in the annual business plan for a
property or otherwise as we may agree.
Such costs and expenses may include the
wages and salaries and other employee-
related expenses of all on-site employees
of our property manager or its
subcontractors who are engaged in the
operation, management, maintenance or
access control of our properties,
including taxes, insurance and benefits
relating to such employees, and legal,
travel and other out-of-pocket expenses
that are directly related to the
management of specific properties.

Financing Coordination Fee to our advisor	If our advisor provides services in connection with the refinancing of any debt obligations of the Company or any of our subsidiaries, we will pay our advisor a financing coordination fee equal to 1% of the gross amount of such refinancing, subject to certain limitations.	Amount is not determinable at this time because this fee is based on a fixed percentage of any debt refinancing.

Service fee to CNL Capital Markets Corp.	We will pay CNL Capital Markets Corp., an affiliate of CNL, an initial setup fee and an annual maintenance fee of $4.57 and $19.20, respectively, per investor for providing certain administrative services to us.	Amount is not determinable at this time as actual amounts are dependent on the number of investors

Reimbursement to our advisor, its affiliates and related parties for Total Operating Expenses(4)	We will reimburse our advisor, its affiliates and related parties for actual Total Operating Expenses incurred on our behalf (which, in general, are those expenses relating to our administration on an ongoing basis). To the extent that Total Operating Expenses payable or reimbursable by us in any four consecutive fiscal quarters (an “Expense Year”), commencing the fourth full fiscal quarter following the effectiveness of the registration statement of which the prospectus is a part, exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”), our advisor will be required to reimburse us within 60 days after the end of the Expense Year the amount by which the Total Operating Expenses paid or incurred by us exceed the 2%/25% Guidelines, unless a majority of our Independent Directors determines that such excess expenses are justified based on unusual and non-recurring factors.	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
Fees Paid in Connection with Sales, Liquidation or Other Significant Events

Disposition Fee to our advisor, its affiliates and related parties	If our advisor, its affiliates or related parties provide a substantial amount of services, as determined in good faith by a majority of our Independent Directors, in connection with the sale of one or more Assets (including the sale of all of our Assets or the sale of our company or a portion thereof), we will pay our advisor, its affiliates or related parties a Disposition Fee in an amount equal to (i) in the case of the sale of real property, the lesser of (A) one-half of a competitive real estate commission (generally, a fee which is reasonable, customary and competitive in light of the size, type and location of the property, as determined by our board of directors), or (B) 1% of the sales price of such property or properties, (ii) in the case of the sale of any Asset other than real property, loans or securities investments, 1% of the sales price of such Asset other than real property, loans or securities investments or (iii) in the case of the sale of loans, 1% of the contract price of any loan. We will not pay a Disposition Fee upon the maturity, prepayment, workout, modification or extension of a loan unless there is a corresponding fee paid by the borrower to us, in which case the Disposition Fee will be the lesser of (i) 1% of the principal amount of the loan or (ii) the amount of the fee paid by the borrower in connection with such transaction. If we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a Disposition Fee of 1% of the contract price of such real property when sold. Even if our advisor receives a brokerage fee, we may still be obligated to pay fees and commissions to another third party. However, the amount of real estate commissions or brokerage fees paid to our advisor or its affiliates, when added to the sums paid to unaffiliated parties in such a capacity, may not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) an amount equal to 6% of the sales price. We will not pay our advisor a Disposition Fee in connection with the sales of investments that are securities; provided, however, we may pay a Disposition Fee in the form of a usual and customary brokerage fee to an affiliate or related party of our advisor if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold, in which case such Disposition Fee shall be treated as part of our Total Operating Expenses.	Amount is not determinable at this time as they are dependent upon price at which Assets are sold

Subordinated Share of Net Sales Proceeds from sales of Assets payable to our advisor in our liquidation or otherwise	We will pay our advisor a Subordinated Share of Net Sales Proceeds equal to (i) 15% of the amount by which (A) the sum of Net Sales Proceeds from the sale of our Assets, and total distributions paid to our stockholders from the inception through the measurement date, and the total of Incentive Fees, if any, previously paid to our advisor from our inception through the measurement date exceeds (B) the sum of the total amount paid for our shares of common stock outstanding, without deduction for Organizational and Offering Expenses and reduced by amounts paid to redeem shares under our Redemption Plan (“Invested Capital”), and the total distributions that would be required to pay our stockholders from our inception until the measurement date a 6% cumulative, noncompounded annual return on Invested Capital	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
(the “Priority Return”) including those paid prior to the date of payment, (ii) less total Incentive Fees, if any, previously paid to our advisor. “Incentive Fees” means the Subordinated Share of Net Sales Proceeds, the Subordinated Incentive Fee, and the Performance Fee. Following a Listing, no Subordinated Share of Net Sales Proceeds will be paid to our advisor.

Subordinated Incentive Fee payable to our advisor at such time, if any, as a Liquidity Event occurs	Upon any Liquidity Event, we will pay our advisor a Subordinated Incentive Fee equal to (i) 15% of the amount by which (A) the sum of our Market Value, and the total distributions paid or declared (and payable to our stockholders with respect to a record date prior to the effective date of the applicable Liquidity Event and a payment date after the date of such Liquidity Event) since inception until the date of the applicable Liquidity Event and total Incentive Fees, if any, previously paid to our advisor from inception to the date of the applicable Liquidity Event exceeds (B) the sum of our Invested Capital and the total distributions required to be made to our stockholders in order to pay them the Priority Return from our inception through the date of Listing, including those paid prior to such date of determination, (ii) less total Incentive Fees, if any, previously paid to our advisor. We may pay such fee in cash or listed equity securities or a combination of both.	Amount is not determinable at this time

Performance Fee payable to our advisor	Upon termination or non-renewal of the Advisory Agreement by our advisor for good reason (as defined in the Advisory Agreement) or by us or our Operating Partnership other than for cause (as defined in the Advisory Agreement), if a Listing has not occurred, our advisor will be entitled to be paid a Performance Fee. The Performance Fee will be calculated upon a Liquidity Event or a sale of any of our Assets or a portion thereof following such termination event and (i) in the event of a Liquidity Event, shall be calculated and paid in the same manner as the Subordinated Incentive Fee, and (ii) in the case of a sale of an Asset, shall be calculated and paid in the same manner as the Subordinated Share of Net Sales Proceeds, except that the amount of the Performance Fee payable to our advisor will be equal to the amount as calculated above multiplied by the quotient of (A) the number of days elapsed from the initial effective date of the Advisory Agreement through the effective date of the termination event, divided by (B) the number of days elapsed from the initial effective date of the Advisory Agreement through the date of the applicable Liquidity Event or the sale, as applicable. The Performance Fee will be payable in cash or Listed equity securities within 30 days following the final determination of the Performance Fee. If the Subordinated Incentive Fee or the Subordinated Share of Net Sales Proceeds is payable to our advisor in connection with a Liquidity Event or sale, then our advisor shall not receive a Performance Fee.	Amount is not determinable at this time

(1)	The estimated maximum dollar amounts are based on the assumed sale of the maximum offering as follows: For the 150,000,000 shares sold, 97.5% are sold at a price of $10.00 per share through the primary offering, and 2.5% are sold at $9.50 per share through our Distribution Reinvestment Plan.

(2)	All or a portion of the selling commissions and marketing support fee will not be paid with regard to shares sold to certain categories of purchasers. In addition, selling commissions may be reduced for sales that are eligible for a volume discount. See the section of the prospectus entitled “Plan of Distribution” for additional information.

(3)	We will reimburse our Managing Dealer for actual, bona fide, itemized and detailed due diligence expenses incurred by it or other participating brokers in connection with this offering. Reimbursement is contingent upon receipt by our Managing Dealer of a detailed invoice or similar itemized statement from the participating broker that demonstrates the actual due diligence expenses incurred. Our Managing Dealer will reallow such reimbursements to the applicable participating broker. Such due diligence expense reimbursement will not exceed 0.50% of Gross Proceeds from our primary offering.

(4)	Our advisor has subcontracted substantially all of the services it performs to affiliates of our sponsors and expects to engage certain other affiliates and related parties to perform various services pursuant to our Advisory Agreement. In connection therewith, our advisor will reallow up to all of its fees and reimbursements received from us to such entities. These fees and reimbursements may include amounts paid for services that would otherwise be performed by the advisor. The estimated maximum dollar amounts of Investment Services Fees and reimbursement of Acquisition Expenses was computed assuming: (i) we use 100% of the net proceeds of this offering to acquire assets the composition of which is 70% real properties, 15% loans and 15% real estate-related securities and other assets; (ii) no Investment Services Fees are paid with respect to investments in securities; and (iii) the computation of any compensation that assumes we borrow money, assumes debt financing equals 75% of the value of our total assets. Although an aggregate debt level of up to a maximum of 75% of the aggregate value of our assets is permitted by the NASAA REIT Guidelines and our articles of incorporation, once we own a seasoned and stable portfolio we currently do not intend to incur debt that would reach that maximum. If we limited our debt to between 30% to 60% of the aggregate value of our assets, as we currently intend to do, then our Investment Services Fees and Acquisition Expenses are estimated to be no greater than $49.688 million and $15.799 million, respectively.

(5)	Our property manager has subcontracted to the CNL Property Manager the performance of primarily all of its property management and leasing duties for properties located within the United States and Canada and subcontracted to the Macquarie Property Manager the performance of primarily all of its property management and leasing duties for other properties. Our property manager will pay all or a portion of its property management, leasing and project management fees to the CNL Property Manager or Macquarie Property Manager with whom it has subcontracted for these services. These sub-property managers may subcontract the performance of their property management and leasing duties to affiliated entities or unaffiliated third parties and, in such event, the CNL affiliated and Macquarie Capital Funds affiliated sub-property managers will be responsible to pay such third-party property managers from the property management, leasing and project management fees they receive from our property manager. These amounts paid by the property manager to the sub-property managers, including amounts the sub-property managers may pay to third parties, may include amounts paid for services that would otherwise be performed by the property manager.

The following chart supersedes and replaces the chart under the heading “OUR STRUCTURE” on page 70 of the prospectus.

OUR STRUCTURE

The following chart indicates the relationship between our advisor, our sponsors and certain other affiliates that will provide services to us.

BUSINESS

The following information supersedes and replaces in full the Macquarie Background information under the heading “BUSINESS” on pages 77 through 81 of the prospectus.

Macquarie Background

Macquarie Group Limited

Macquarie Group Limited, or “Macquarie,” is a global provider of banking, financial, advisory, investment and funds management services. Macquarie’s main business focus is making returns by providing a diversified range of services to clients. Macquarie acts on behalf of institutional, corporate and retail clients and counterparties around the world.

Macquarie is listed in Australia on the Australian Securities Exchange (“ASX”) and is regulated by the Australian Prudential Regulation Authority, the Australian banking regulator, as the owner of Macquarie Bank Limited (“MBL”), an authorized deposit taker. Macquarie also owns a bank in the United Kingdom, Macquarie Bank International, which is regulated by the Financial Services Authority. Macquarie’s activities are also subject to scrutiny by other regulatory agencies around the world.

Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries. Macquarie employed over 14,600 people and had assets under management of approximately $299 billion as of March 31, 2010.

The figures noted in this “Business” section for each of Macquarie Group Limited, Macquarie Capital Funds and the global real estate platform of Macquarie Capital Funds and its affiliates are as of March 31, 2010 and include Macquarie DDR Trust (“MDT”) unless stated otherwise. On June 18, 2010, Macquarie sold its 50% interest in MDT’s responsible entity to EPN GP, LLC. As a part of this transaction, Macquarie will provide transitional services related to the management and administration of the trust until December 2010. Following the transaction, MDT has been renamed EDT Retail Trust.

Macquarie History

Macquarie takes its origins from the merchant bank Hill Samuel Australia (“HSA”), a wholly owned subsidiary of Hill Samuel & Co. Limited, London. Established in Australia in 1969, it began operations in Sydney in January 1970 with only three staff. In 1981, in response to changes evolving from the deregulation of financial markets, HSA commenced work on a proposal to become a trading bank. Authority for HSA to become Macquarie Bank Limited (“MBL”) was given in 1985, making it only the second private trading bank to be established in Australia this past century. MBL adopted its name from Governor Lachlan Macquarie, a leading pioneer responsible for transforming the early settlement in Australia from a penal colony into a dynamic economy.

MBL took over all of HSA’s business operations and opened a retail branch in March 1985 in Sydney. MBL opened a trading bank branch in Melbourne a few months later and in Brisbane in November 1986. On July 29, 1996, MBL listed its fully paid ordinary shares on the ASX, and on October 30, 1996 entered the ASX’s All Ordinaries Index with a market capitalization of approximately A$1.3 billion2. In October 2007, MBL security holders and option holders and the Federal Court of Australia approved the creation of Macquarie Group Limited and the restructure of MBL into a non-operating holding company structure.

Macquarie Operational Organization

Macquarie has five main operating groups, described below, within which individual businesses operate. The businesses specialize in defined product or market sectors and work in close cooperation. On July 2, 2010, Macquarie Group announced changes to some of its operating groups. As part of these changes, Macquarie Capital Funds will separate from Macquarie Capital, subject to Australian regulatory approval. Macquarie Capital Funds, which specializes in global infrastructure and real estate funds, will become a division of Macquarie Funds Group, called Macquarie Funds Direct.

[2]	A$ = Australian dollars.

Macquarie Capital

Macquarie Capital provides Macquarie’s wholesale structuring, underwriting, corporate advisory, and alternative asset funds management capabilities. Macquarie Capital’s depth of service includes specialist capabilities in: (i) mergers and acquisitions; (ii) takeovers and corporate restructuring advice; (iii) equity capital markets and equity and debt capital raising and management; (iv) alternative asset funds management including infrastructure, real estate and private equity funds and customized accounts; (v) debt structuring and distribution; (vi) private equity placements; and (vii) principal products.

Macquarie Capital is comprised of several business platforms, including Macquarie Capital Funds, which is a leading global alternative asset manager specializing in infrastructure, real estate and private equity funds and customized accounts. Macquarie Capital Funds’ global real estate fund and asset management activities are described in more detail below.

Macquarie Securities Group

Macquarie Securities Group is a full-service securities business in Asia and Australia, specializing in: (i) institutional cash equities broking; (ii) equity finance, arbitrage trading and synthetic product business; and (iii) equity-linked investments, trading products and risk management services to wholesale and retail clients in Australia, Asia, Europe, North America and Latin America.

Fixed Income, Currencies and Commodities

Fixed Income, Currencies and Commodities provides a variety of services across the globe with an underlying specialization in interest rate, commodity or foreign exchange related institutional trading, marketing, lending, clearing or platform provision. Fixed Income, Currencies and Commodities offers trading, sales, research and finance covering: (i) interest rate, debt and credit securities; (ii) foreign exchange spot, forward and tailored services; and (iii) metals, energy, environmental products, agriculture, freight, bulk commodities and complementary futures services.

Macquarie Funds Group

Macquarie Funds Group is a full-service fund manager offering a diverse range of products, including: (i) managed funds across a wide range of asset classes, including cash, fixed income, currencies, resources, listed property securities, equities, listed infrastructure securities and private equity; (ii) funds-based structured products; (iii) hedge funds and fund of funds; and (iv) responsible entity and back-office services.

Banking and Financial Services Group

The Banking and Financial Services Group provides retail banking and financial services, including: (i) cash management trust and wrap platform; (ii) full service stock-broking; (iii) relationship banking services for businesses and professionals; (iv) private banking and executive wealth management; (v) private portfolio management; (vi) mortgage management; and (vii) credit cards (issuer and wholesale service provider), life insurance, funds management and administration and online broking.

Other Macquarie Divisions

In addition to Macquarie Group’s five main operating groups, Macquarie Bank Limited has two operating divisions: Corporate and Asset Finance and Real Estate Banking Division. Corporate and Asset Finance provides innovative and traditional capital, finance and related services to clients operating in selected international markets. Macquarie’s Real Estate Banking Division manages real estate projects and investments located in Australia, Asia, South Africa, North America and Europe as well as being responsible for the procurement, underwriting and management of real estate loans for clients in real estate projects across all major real estate sectors.

Macquarie Capital Funds

Macquarie Capital Funds is a leading global alternative asset manager specializing in infrastructure, real estate and private equity funds and customized accounts. Through specialist management companies, as of March 31, 2010, it manages 7 listed and 35 unlisted funds or vehicles that invest in infrastructure (including airports, toll roads, communications infrastructure, utilities and related sectors), real estate (including investments in retail, office, industrial, and commercial sectors as well as real estate development), and other sectors. Macquarie Capital Funds manages listed funds in Australia, Canada, the United States, Korea and Singapore. It manages unlisted funds in Australia, Korea, Hong Kong, India, Canada, the United States, Europe, Russia, South Africa, Mexico3 and the United Arab Emirates. As of March 31, 2010, assets under management in these funds totaled approximately $88 billion.

Included within Macquarie Capital Funds is a global real estate business platform made up of Macquarie subsidiaries (some of which are regulated in the jurisdictions where they provide services) and professionals focused on the creation and management of unlisted real estate funds and real estate joint ventures in Australia, Asia, North America and Europe. The real estate service capabilities of Macquarie Capital Funds and its affiliates include portfolio and asset management, development related services, due diligence, investment advisory services, financing and capital management, and investor relations. As of March 31, 2010, Macquarie Capital Funds and its affiliates managed a global real estate portfolio with assets valued over $6 billion. After giving effect to the sale of Macquarie’s ownership in the manager of Macquarie DDR Trust, Macquarie Capital Funds and its affiliates managed a global real estate portfolio with assets valued over $5 billion as of March 31, 2010.

As an affiliate of our advisor, Macquarie Capital Funds will be primarily responsible for providing our advisor with due diligence, acquisition and management services relating to our acquisition and management of properties located outside the United States and Canada.

The tables below highlight current listed and unlisted real estate investment vehicles managed by Macquarie Capital Funds and its affiliates.

Listed Vehicles

Vehicle	Description	Equity Under Management (A$)(1) (2)
EDT Retail Trust(3)	REIT listed on the ASX investing in high quality value and convenience retail property in the United States.	$30m

(1)	As of March 31, 2010.

(2)	Market capitalization plus fully underwritten or committed future capital raisings. With respect to assets held in joint venture, the amount included is based on the vehicle’s proportionate interest in the joint venture.

(3)	On June 18, 2010, Macquarie sold its 50% interest in Macquarie DDR Trust’s (“MDT”) responsible entity to EPN GP, LLC. As a part of this transaction, Macquarie will provide transitional services related to the management and administration of the trust until December 2010. Following the transaction, MDT has been renamed EDT Retail Trust.

Unlisted Vehicles

Vehicle	Description	Notes(1)
Macquarie Real Estate Equity Funds	Suite of six wholesale funds focused on development and opportunistic trading projects around Australia.	Expected gross development value of series A$3b
MWREF Limited	A geographically diversified and growing portfolio of core, retail property comprising shopping mall assets across China.	Initial portfolio value of A$612m
Macquarie NPS REIT	Wholesale fund investing in stabilized office and retail assets in Korea.	Assets under management of A$209m with mandate to grow assets up to A$1b (KrW500b equity)

(1)	As of March 31, 2010.

Macquarie Group — Other Real Estate Activities

In addition to the global real estate platform within Macquarie Capital Funds, Macquarie has other real estate-related activities and businesses within both MBL and Macquarie Capital.

[3]	Macquarie Mexican Infrastructure Fund is comprised of parallel listed and unlisted vehicles.

Macquarie Bank Limited — Real Estate Banking Division

MBL, through the Real Estate Banking Division, participates in strategic real estate joint ventures on development projects, property acquisitions and funds management. For example, MBL has a joint venture interest in MGPA Limited (“MGPA”), which is an independently managed private equity real estate investment advisory company investing in Europe and Asia. MGPA advises a number of real estate investment funds, the largest being MGPA Fund III which has raised US$5.2 billion in equity.

Macquarie also participates in real estate development projects around the world. In Australia, MBL owns the national award-winning developer Urban Pacific Limited, and has joint venture projects with Great White Shark Enterprises through Medallist Developments (Australia, the United States and South Africa).

Additionally, Macquarie’s Real Estate Banking Division provides financing solutions for real estate projects and clients across all major real estate sectors. The division specializes in full finance solutions encompassing development finance, acquisition and repositioning, tailored financing and structuring complex transactions. The division actively participates in joint ventures with clients.

Macquarie Capital — Real Estate Advisory

Macquarie Capital provides global real estate advisory and equity and debt capital raising services on behalf of institutional and corporate clients as well as to Macquarie’s real estate businesses and the funds they manage. These services seek to create unique real estate opportunities by drawing on extensive market expertise and a variety of capital sources to deliver strategic solutions.

Macquarie Capital — Real Estate Strategy

Macquarie Capital provides forecasts for global real estate markets for Macquarie Capital Advisors and other internal and external clients. The team has extensive international expertise providing strategic advice on opportunities and risks inherent in global real estate markets. In addition to Australia, its research covers the major international markets including the United States, the United Kingdom, Japan, Singapore, Hong Kong, Germany, and France. The combination of specialist real estate knowledge, economic expertise and on-the-ground experience provides valuable insight on future trends in real estate markets.

PRIOR PERFORMANCE SUMMARY

The following supersedes and replaces in full the “Prior Investment Programs — Macquarie Capital Funds” information under the heading “PRIOR PERFORMANCE SUMMARY” on pages 100 through 102 of the prospectus.

Prior Investment Programs — Macquarie Capital Funds

The information in this section and in the Prior Performance Tables in Appendix B and Appendix C represents the historical performance and the information of Macquarie Capital Funds and affiliate managed programs, both public and non-public, over the past ten years. The programs included have similar investment objectives as ours, in that all have the main objective of investing solely in real estate and real estate-related assets. Altogether, the prior investment programs consist of six public programs, each with more than 300 investors and each of which are listed on the ASX, Singapore Exchange or Korea Exchange, and 19 non-public programs. The information on the six public programs, Charter Hall Retail REIT4, Charter Hall Office REIT4, EDT Retail Trust5,

[4]

Effective, March 1, 2010, Macquarie Office Trust and Macquarie CountryWide Trust have been renamed Charter Hall Office REIT and Charter Hall Retail REIT, respectively. The sale of the majority of Macquarie’s Australian core real estate funds management platform to Charter Hall Group, including the management businesses of Macquarie Office Trust and Macquarie CountryWide Trust, has been substantially completed.

[5]

On June 18, 2010, Macquarie sold its 50% interest in Macquarie DDR Trust’s (“MDT”) responsible entity to EPN GP, LLC. As a part of this transaction, Macquarie will provide transitional services related to the management and administration of the trust until December 2010. Following the transaction, MDT has been renamed EDT Retail Trust.

Starhill Global REIT[6], Macquarie Central Office CR REIT, or “MCO REIT” and Macquarie ProLogis Trust, is presented in more detail in the applicable Prior Performance Tables in Appendix B. Additionally, Table VI, which is included in Part II of the registration statement filed with the SEC for this offering, includes detailed information regarding acquisitions made by the public programs during the previous three years. All monetary figures presented below are in Australian dollars (A$).

Capital Raising

Over the past ten years ending June 30, 2009, Macquarie Capital Funds and affiliates have raised approximately A$7.5 billion from 72,737 investors through the six prior public programs and approximately A$2.0 billion from 19,092 investors through the 19 prior non-public programs. More detail regarding Macquarie Capital Funds’ and affiliates’ experience in raising capital, and compensation paid to Macquarie Capital Funds and affiliates in relation to the prior public programs, is included in Appendix B – Tables I and II.

Investments

During the past ten years ending June 30, 2009, Macquarie Capital Funds and affiliates have invested in 524 properties valued at approximately A$17.0 billion at time of purchase in its public programs, and 69 properties at approximately A$2.7 billion in its non-public programs. These investments have been made across four continents: Asia, Australia, Europe and North America:

Number of Properties Acquired by Region:	Public Programs	Non-Public Programs
Australia	67	57
Asia	14	12
North America	434	0
Europe	9	0

Total:	524	69

Acquisitions by Macquarie Capital Funds and its affiliates have been made across several real estate sectors including office, industrial and retail properties. These investments have included mainly existing properties, as well as a small percentage of new and development properties. The following chart describes such properties:

Types of Properties Acquired by Percentage:	Public Programs	Non-Public Programs
Office	31%	43%
Retail	58%	32%
Industrial	11%	4%

Total Commercial:	100%	79%

Residential	0%	21%

Types of Properties Acquired by Percentage:	Public Programs	Non-Public Programs
New	8%	0%
Existing	92%	72%
Development	0%	28%

Additionally, a summary of all acquisitions made by Macquarie Capital Funds and its affiliate sponsored public programs over the previous three fiscal years can be seen in Table VI, which is included in Part II of the registration statement filed with the SEC for this offering. As shown in Table VI, Macquarie Capital Funds and

[6]

Effective December 31, 2008, Macquarie PRIME REIT has been renamed Starhill Global REIT. On December 31, 2008, Macquarie completed the sale of its approximate 26% holding in Macquarie PRIME REIT, as well as its 50% interest in the holding company of Macquarie PRIME REIT’s manager and property manager to YTL Corporation Berhad.

affiliates have acquired 72 properties within the previous three years of the public programs. These properties have all been retail or office acquisitions in Asia, Australia, Europe and the United States. In total, approximately 9.7 million of leasable square feet was acquired through these acquisitions over this three-year period. These acquisitions were financed with a combination of debt, offering proceeds and reinvestment of sales proceeds.

Dispositions

Macquarie Capital Funds and its affiliate sponsored programs, both public and non-public, have sold approximately 121 and 21 properties, respectively, over the previous ten years ending June 30, 2009. A detailed description of the public program disposals over the past three years can be found in Table V of Appendix B.

Operating Results

Other than due to current global economic conditions, and except as set forth below, all Macquarie Capital Funds and affiliated sponsored programs have operated with no major adverse business conditions or developments arising that are material to investors in the programs.

As of June 30, 2009, EDT Retail Trust7 and its joint venture subsidiary had breached certain covenants in loan facilities. As noted in the Notes to the Financial Statements of EDT Retail Trust7 for the year ended June 30, 2009, at June 30, 2009 there was a significant uncertainty with regard to EDT Retail Trust’s7 ability to continue as a going concern. To date no lender has enforced repayment of the amount owed under these loan facilities.

More detail of operating results is provided in Appendix B as part of Table III — Operating Results of Prior Programs.

We will provide, upon request to us and without charge, a copy of the most recent annual reports filed with the ASX by Charter Hall Retail REIT8, Charter Hall Office REIT8 and EDT Retail Trust9; filed with the Singapore Exchange by Starhill Global REIT10; or filed with the Korea Exchange by MCO REIT11.

MANAGEMENT

The biographical information for James P. Dietz, one of our directors, is updated to reflect his recent change of positions. Therefore, the information set forth below supersedes and replaces in full, Mr. Dietz’s biography under the heading “MANAGEMENT” on page 110 of the prospectus.

James P. Dietz. Independent Director. Mr. Dietz joined our board as an independent member in November 2009. In May 2010, Mr. Dietz joined PetroAlgae Inc. (OTCBB:PALG) as vice president of finance and accounting. PetroAlgae Inc. develops and commercializes new technologies to grow and harvest micro-crops for use in alternative fuels and other products. From May 2009 through April 2010, Mr. Dietz served as chief financial officer

[7]

On June 18, 2010, Macquarie sold its 50% interest in Macquarie DDR Trust’s (“MDT”) responsible entity to EPN GP, LLC. As a part of this transaction, Macquarie will provide transitional services related to the management and administration of the trust until December 2010. Following the transaction, MDT has been renamed EDT Retail Trust.

[8]

Effective, March 1, 2010, Macquarie Office Trust and Macquarie CountryWide Trust have been renamed Charter Hall Office REIT and Charter Hall Retail REIT, respectively. The sale of the majority of Macquarie’s Australian core real estate funds management platform to Charter Hall Group, including the management businesses of Macquarie Office Trust and Macquarie CountryWide Trust, has been substantially completed.

[9]

On June 18, 2010, Macquarie sold its 50% interest in Macquarie DDR Trust’s (“MDT”) responsible entity to EPN GP, LLC. As a part of this transaction, Macquarie will provide transitional services related to the management and administration of the trust until December 2010. Following the transaction, MDT has been renamed EDT Retail Trust.

[10]

Effective December 31, 2008, Macquarie PRIME REIT has been renamed Starhill Global REIT. On December 31, 2008, Macquarie completed the sale of its approximate 26% holding in Macquarie PRIME REIT, as well as its 50% interest in the holding company of Macquarie PRIME REIT’s manager and property manager to YTL Corporation Berhad.

[11]	On August 13, 2009, MCO REIT disposed of its sole asset, and on October 9, 2009, MCO REIT was delisted from the Korea Exchange and was subsequently liquidated.

of U.S. Capital Holdings, LLC, an international private equity investor and developer, whose parent company is Tangshan Ganglu Iron & Steel Co., Ltd., a Chinese industrial company. From May 2008 until May 2009, Mr. Dietz served as vice president – finance and business development for PACT, LLC, a real estate development company, and from January 2008 until April 2008, Mr. Dietz was chief financial officer of American Leisure Group, a real estate investor and timeshare developer. From 1995 until December 2007, Mr. Dietz was with residential community developer WCI Communities, Inc. (NYSE: WCI), and various predecessor firms, as its chief financial officer. In August 2007, shareholders at WCI approved a new composition for WCI’s board of directors which had been submitted to them for vote at their annual meeting pursuant to an agreement between WCI and affiliates of Carl Icahn that resulted from a proxy contest. Mr. Dietz resigned as WCI’s chief financial officer in December 2007. WCI filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on August 4, 2008, from which it emerged on August 31, 2009. From 1993 to 1995, Mr Dietz managed asset-backed financing originations for GTE Leasing Corporation (a subsidiary of GTE, a predecessor to Verizon Communications). He began his professional career in December 1986, joining Arthur Andersen & Co where he advanced to manager, providing audit and financial consulting services to clients in the construction, real estate, healthcare and legal industries. Mr. Dietz earned a BA in accounting and economics from the University of South Florida in 1986. Mr. Dietz is a certified public accountant.

THE ADVISOR AND THE ADVISORY AGREEMENT

The following paragraph replaces and supersedes the second bulleted paragraph under “THE ADVISORY AND THE ADVISORY AGREEMENT — The Advisory Agreement — Compensation to our Advisor and its Affiliates and Related Parties” commencing on page 121 of the prospectus.

•

We will pay our advisor as compensation for services rendered in connection with the selection, evaluation, structure and purchase of real properties, or Permitted Investments that are not securities, or the making of loans, an Investment Services Fee in the amount (i) with respect to (A) each real property acquired directly by us or our Operating Partnership, 1.85% of the contract purchase price of such asset, (B) each loan or Permitted Investment that is not real property or a security acquired or made directly by us or our Operating Partnership, 1.85% of the amount invested, and (ii) with respect to each (A) real property acquired indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the contract purchase price of such property multiplied by our or our Operating Partnership’s percentage equity interest in such affiliates or joint ventures, or (B) loan or Permitted Investment that is not real property or a security acquired or made indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures 1.85% of the amount invested, multiplied by our, or our Operating Partnership’s, percentage equity interest in such affiliates or joint ventures. These fees will be paid to our advisor on the closing of the acquisition of such Asset. No Investment Services Fee will be paid to our advisor in connection with the purchase by us or our Operating Partnership of securities.

The following paragraph replaces and supersedes the fourth bulleted paragraph under “THE ADVISORY AND THE ADVISORY AGREEMENT — The Advisory Agreement — Compensation to our Advisor and its Affiliates and Related Parties” on page 122 of the prospectus.

•

If our advisor, an affiliate or related party provides a substantial amount of the services (as determined in good faith by a majority of our Independent Directors) in connection with the sale of one or more Assets, we will pay our advisor or affiliate a Disposition Fee in an amount equal to: (i) in the case of the sale of real property, the lesser of (A) one-half of the competitive real estate commission, or (B) 1% of the sales price of such real property or properties; (ii) in the case of the sale of other Assets other than real property, loans or securities investments, 1% of the sales price of such Asset other than real property, loans or securities investments; and (iii) in the case of the sale of loans, our advisor, its affiliates and related parties shall receive a Disposition Fee in an amount equal to 1% of the contract price of any loan. We will not pay a Disposition Fee upon the maturity, prepayment, workout, modification or extension of a loan unless there is a corresponding fee paid by the borrower to us, in which case the Disposition Fee will be the lesser of (i) 1% of the principal amount of the loan or (ii) the amount of the fee paid by the borrower in connection with such transaction. If we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a Disposition Fee of 1% of the contract price of such real property when sold. Any Disposition Fee on any loan in excess of 1% would require approval of the majority of our Independent Directors limited to a maximum amount of the Disposition Fees payable to our advisor, its affiliates and related parties to 1% of the sales price. The total of all real estate and brokerage commissions we pay to all Persons shall not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) 6% of the gross sales price. No Disposition Fee will be paid to our advisor in connection with the sale by us or our Operating Partnership of investments that are securities; provided, however, a Disposition Fee in the form of a usual and customary brokerage fee may be paid to an affiliate or related party of our advisor if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold. Any Disposition Fee paid to an affiliate or related party of the advisor in connection with the sale of the securities will be included in Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

The following paragraph is added as the last bulleted paragraph under “THE ADVISORY AND THE ADVISORY AGREEMENT — The Advisory Agreement — Compensation to our Advisor and its Affiliates and Related Parties” on page 123 of the prospectus.

•

We will pay to our advisor for services rendered in connection with the refinancing of any debt obligations of the Company or our subsidiaries, a Financing Coordination Fee in the amount of 1% of the gross amount of the refinancing. Any such Financing Coordination Fee deemed to be earned by the Advisor party will be paid to the advisor upon the closing of the refinancing. Such fees are included in Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

The following information updates “THE ADVISOR AND THE ADVISORY AGREEMENT — Sub-advisors,” which begins on page 127 of the prospectus. Specifically, the third full paragraph on page 128 is superseded in full by the following paragraph:

Each of our sub-advisors may assign their respective sub-advisory agreements only with the consent of our advisor. The sub-advisory agreements may not be assigned by our advisor without the consent of the sub-advisor, except for an assignment to any successor to all of our advisor’s assets, rights and obligations. Our sub-advisors may subcontract with any Person they deem qualified, including an affiliate, to perform a portion of their services without obtaining our advisor’s consent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraph replaces and supersedes the fourth paragraph under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” on page 134 of the prospectus.

We will pay our advisor Investment Services Fees for services in the selection, evaluation, structure and purchase of Assets an amount equal to 1.85% of the contract purchase price or amount invested for properties, as applicable, or the amount invested in the case of other loans and other Assets (except securities); provided that we will not pay our advisor an Investment Services Fee in connection with the purchase of securities.

The following paragraph is added after the seventh paragraph under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” on page 134 of the prospectus.

We will pay our advisor Financing Coordination Fees if our advisor provides services in connection with the refinancing of any debt obligations of the company or our subsidiaries in an amount equal to 1% of the gross amount of such refinancing, subject to certain limitations.

The following paragraph replaces and supersedes the eighth paragraph under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” on page 134 of the prospectus.

We will pay a disposition fee in an amount equal to (i) in the case of the sale of real property, the lesser of (A) one-half of a competitive real estate commission, or (B) 1% of the sales price of such property, (ii) in the case of the sale of any asset other than real property, loans or securities investments, 1% of the sales price of such asset other than real property, loans or securities investments, and (iii) in the case of the sale of loans, 1% of the contract price of any loan, if our advisor, its affiliates or related parties provide a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more assets (including a sale of all of our assets or the sale of our company or a portion thereof). We will not pay our advisor a Disposition Fee in connection with the sale of investments that are securities; however, a Disposition Fee in the form of a usual and customary brokerage fee may be paid to an affiliate or related party of our advisor if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold. Any Disposition Fee paid to an affiliate or related party of the advisor in connection with the sale of the securities will be included in our Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

PLAN OF DISTRIBUTION

The following bulleted paragraph supersedes and replaces in full the second bulleted paragraph under “PLAN OF DISTRIBUTION — Compensation Paid for Sales of Shares” on page 183 of the prospectus.

•	Internal marketing communications vehicles, such as newsletters, conference calls, interactive CD-ROMs and internal mail to promote us and this offering;

DEFINITIONS

The following definition is added under the heading “DEFINITIONS” commencing on page 195 of the prospectus.

“Financing Coordination Fee” means a fee payable to our advisor for services rendered to us under the Advisory Agreement in connection with the refinancing of any debt obligations of the Company or our subsidiaries equal to 1% of the gross amount of any such refinancing. Any such Financing Coordination Fee deemed to be earned by the advisor party shall be paid upon the closing of the refinancing. Any such Financing Coordination Fee paid to our advisor in connection with the refinancing shall be included in Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

The following definitions supersede and replace in full the definitions for the terms indicated under the heading “DEFINITIONS” commencing on page 195 of the prospectus.

“Investment Services Fee” means the fee that our advisor shall receive as compensation for services rendered in connection with the selection, evaluation, structure and purchase of real properties or Permitted Investments that are not securities, or the making or acquisition of loans that are not securities, a fee in the amount of (i) with respect to each (A) real property acquired directly by us or our Operating Partnership, 1.85% of the contract purchase price of such asset, or (B) loan or Permitted Investment that is not real property or a security acquired or made directly by us or our Operating Partnership, 1.85% of the amount invested, and (ii) with respect to each (A) real property acquired indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the contract purchase price of such asset multiplied by our or our Operating Partnership’s percentage equity interest in such affiliates or joint ventures, or (B) loan or Permitted Investment that is not real property or a security acquired or made indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the amount of the investment, multiplied by our or our Operating Partnership’s percentage equity interest in such affiliates or joint ventures. Such fees shall be paid to our advisor as we or our Operating Partnership closes on the acquisition of such asset. Notwithstanding the foregoing, no Investment Services Fee shall be paid to the advisor in connection with the purchase by us or our Operating Partnership of real estate-related securities that are securities, Permitted Investments that are securities or loans that are securities. In the case of a development or construction project, upon completion of the project, our advisor shall determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, our advisor will pay or invoice us for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of amounts expended on such development or construction project.

“Priority Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on Invested Capital, prorated for any partial year. For purposes of calculating the Priority Return for any calendar year or portion thereof, we will use the daily weighted average amount of Invested Capital for such period.

APPENDIX B

PRIOR PERFORMANCE TABLES — MACQUARIE CAPITAL FUNDS

The following information should be read in conjunction with the Prior Performance Tables — Macquarie Capital Funds information under the heading “APPENDIX B.”

On June 18, 2010, Macquarie sold its 50% interest in Macquarie DDR Trust’s (“MDT”) responsible entity to EPN GP, LLC. As a part of this transaction, Macquarie will provide transitional services related to the management and administration of the trust until December 2010. Following the transaction, MDT has been renamed EDT Retail Trust.